Exhibit 99.1

OneWater Marine Inc. Announces the Appointment of
Anthony Aisquith and Bari Harlam to the Company’s Board of Directors

BUFORD, GA – May 14, 2020 – OneWater Marine Inc. (NASDAQ: ONEW) (“OneWater” or “the Company”) today announced that Anthony Aisquith and Bari Harlam have been appointed to the Company’s Board of Directors, effective immediately. These appointments expand the Board from seven to nine directors, seven of whom will be independent.

“We are thrilled to welcome Anthony and Bari to the Board of Directors. Their combined knowledge will be instrumental as we navigate today’s challenging environment and execute our long-term growth strategy. Anthony’s deep marine industry expertise and proven leadership will further enhance the depth and breadth of our Board. Additionally, Bari’s track record of developing, implementing and executing digital marketing strategies, customer experiences and data analytics will offer critical insights as OneWater further differentiates itself in the retail marketplace. We believe that strong corporate governance practices, including enhancing the strength and diversity of the Board, will support long-term value creation for our stakeholders. We look forward to adding Anthony and Bari to our ongoing efforts to extend OneWater’s leadership position,” said Mitchell Legler, OneWater’s Chairman of the Board.

Mr. Aisquith serves as OneWater’s President and Chief Operating Officer, a position he has held since 2008. Mr. Aisquith is widely respected among retail dealers and boat OEMs as an industry veteran. He has a keen understanding of the ever-changing sales process, customer experience and is focused on all aspects of the business, doing all of this with a Team Member First approach. Mr. Aisquith has been critical to the expansion and integration of the acquired dealers over the past 12 years. During that period, the Company expanded from 9 to 63 retail locations. Additionally, he has helped all locations navigate challenging times and improve profitability, regardless of the circumstances. Prior to joining OneWater, Mr. Aisquith held several senior management positions of increasing responsibility within the boating retail industry from 1985 to 2008. Prior to that, Mr. Aisquith worked for ten years in the automotive retail industry.

Ms. Harlam most recently served as Chief Marketing Officer North America for Hudson’s Bay Corporation from 2018 to 2020. Prior to Hudson’s Bay Corporation, Ms. Harlam served as Executive Vice President, Membership and Marketing, for BJ’s Wholesale Club from 2013 to 2016 and Senior Vice President Membership and Analytics from 2012 to 2013. Before joining BJ’s Wholesale Club, she served as Chief Marketing Officer at Swipely (now called Upserve) from 2011 to 2012 and prior to that she spent 11 years at CVS Health as Senior Vice President, Marketing, and held other various marketing positions of increasing responsibility. Harlam currently serves on the Board of Directors for Eastern Bank, the largest independent, mutually owned bank in New England; Mohawk Group, a tech-enabled consumer products company leveraging data and artificial intelligence and Champion Petfoods, a global and premier pet food manufacturer. She also has served as an adjunct professor at the University of Pennsylvania, The Wharton School of Business.

About OneWater Marine Inc.

OneWater Marine Inc. is one of the largest and fastest-growing premium recreational boat retailers in the United States. OneWater operates 63 stores throughout 11 different states, eight of which are in the top twenty states for marine retail expenditures. OneWater offers a broad range of products and services and has diversified revenue streams, which include the sale of new and pre-owned boats, parts and accessories, finance and insurance products, maintenance and repair services and ancillary services such as boat storage.

Investor or Media Contact:
Jack Ezzell
Chief Financial Officer
IR@OneWaterMarine.com